UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)			December 2, 2020

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579		73-1481638
(Commission File Number)		(IRS Employer Identification No.)

321 North Harvey	P.O. Box 321	Oklahoma City	Oklahoma	73101-0321
(Address of Principal Executive Offices)				(Zip Code)

(405) 553-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 865,000 customers in Oklahoma and western Arkansas. In addition, the Company holds a 25.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

On December 3, 2020, the Company issued a press release announcing that the Company's Board of Directors named W. Bryan Buckler as Vice President and Chief Financial Officer ("CFO"), effective January 1, 2021. As previously disclosed, Steve Merrill, the Company's current CFO, will retire at year-end 2020. Mr. Buckler, 48, comes to the Company from Duke Energy (electric utility company), where he most recently served as Vice President of Investor Relations. During his tenure at Duke Energy, Mr. Buckler also served as Director of Financial Planning and Analysis (2016 – 2019), Director of Regulated Accounting at Duke Energy (2015 – 2016) and various leadership positions prior thereto, including assistant treasurer and accounting research roles. Mr. Buckler holds a bachelor's degree from the University of Georgia. Mr. Buckler also completed leadership programs at the University of North Carolina – Chapel Hill and at University of California Berkeley.

In connection with his appointment, the Company and Mr. Buckler entered into an employment arrangement, the terms of which are summarized below. Under his employment arrangement, Mr. Buckler's initial base salary will be at the annual rate of $400,000. Mr. Buckler will receive a cash signing and retention bonus of $175,000, payable in three installments, with $25,000 payable on the first pay period after his start date of January 1, 2021, $50,000 payable on the first pay period following December 31, 2021, and the remaining $100,000 payable on the first pay period following December 31, 2022 (provided, in each case, he is still employed). If Mr. Buckler voluntarily resigns or is terminated for cause within two years after his start date, he will forfeit the entire $175,000 signing bonus and must repay any such amounts previously paid, including amounts withheld for taxes. Mr. Buckler will also be eligible to participate in the OGE Energy Corp. Annual Incentive Compensation Plan for the 2021 plan year through a target individual award of 70 percent of his base salary. Mr. Buckler will also receive an award of three grants of long-term incentive awards under the OGE Energy Corp. 2013 Stock Incentive Plan. The first grant will be restricted stock units valued at $148,240 with a grant date of January 4, 2021 with a three-year vesting schedule with 57 percent of the units vesting on February 28, 2021, 34 percent of the units vesting on February 28, 2022, and 9 percent of the units vesting on February 28, 2023 and will include accrued dividends for the vesting period. The second grant will be performance units valued at $95,200 based on total shareholder return over a two-year period of January 1, 2021 to December 31, 2022, with earned payouts for the grant ranging from 0 percent to 200 percent and will include earned accrued dividends for the performance period. The third grant is expected to be made in February 2021 at the same time, and on the same terms, as the long-term awards made to the other executive officers. This grant will have a targeted payout equal to 150 percent of his base salary. This grant will include two components: (i) performance units, which will constitute 75 percent of the award and be payable based on achievement of specified total shareholder return over the three year period January 1, 2021 to December 31, 2023, with earned payouts for the grant ranging from 0 percent to 200 percent and (ii) restricted stock units, which will constitute 25 percent of the award, and will have a three-year cliff vesting period. In each case, these grants will be similar to the grants made to the Company's other executive officers with accrued earned dividends for the performance and vesting period. If the Company should terminate Mr. Buckler's employment within one year of his start date, other than for cause, the Company shall pay Mr. Buckler an amount equal to the greater of his base salary at the time or $400,000. Mr. Buckler will also be provided relocation assistance, which includes, among other things, assistance up to a certain amount for house hunting trips, moving expenses, reimbursement of real estate commissions on the sale of his existing residence and interim living expenses. If Mr. Buckler decides to terminate employment prior to his one-year anniversary date, he agrees to repay the full amount of certain moving expenses including applicable taxes. If Mr. Buckler decides to terminate employment prior to his two-year anniversary date, he agrees to repay a pro-rated amount of the relocation including applicable taxes.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated December 3, 2020, announcing OGE Energy names W. Bryan Buckler Chief Financial Officer.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Sarah R. Stafford
Sarah R. Stafford
Controller and Chief Accounting Officer

December 3, 2020